Exhibit 15.1

KPMG LLP

One Financial Plaza

755 Main Street

Hartford, CT 06103

August 2, 2016

Aetna Inc.
Hartford, Connecticut

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 28, 2016 and August 2, 2016, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut